SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 9, 2004 (August 9, 2004)

National HealthCare Corporation
(Exact name of Registrant as specified in its charter)

Delaware	333-37185	52-2057472
(State of Incorporation)	(Commission File No.)	(IRS Employer
Identification Number)

100 Vine Street
Murfreesboro, TN 37130
(Address of principal executive offices, including zip code)

(615) 890-2020
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Item 5. Other Events and Regulation FD Disclosure.

On August 9, 2004, National HealthCare Corporation announced second quarter 2004 earning results. A copy of the press release is furnished as an exhibit to this Form 8-K and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

National HealthCare Corporation

By: /s/ W. Andrew Adams
Name: W. Andrew Adams
Title: Chief Executive Officer

By: /s/ Donald K. Daniel
Name: Donald K. Daniel
Title: Principal Accounting Officer
Date: August 9, 2004

Exhibit Index

Number	Exhibit
99	Press release, dated August 9, 2004

EXHIBIT 99

For release: August 9, 2004

Contact: Gerald Coggin, Sr. V.P. Investor Relations

Phone: (615) 890-2020

NHC reports second quarter earnings

MURFREESBORO, Tenn. -- National HealthCare Corporation (AMEX: NHC), today announced earnings for the quarter ended June 30 of $4,784,000 or 41 cents per basic share compared to $4,672,000 or 40 cents per basic share for the same period last year.

Revenues for the quarter were $122,737,000 versus $116,016,000 for the same period a year earlier.

For the six months ended June 30, net income was $8,737,000 compared to $8,095,000 for the same period last year. Earnings per share for the six months rose to 75 cents per basic share compared to 70 cents per basic share for the same period a year earlier. Revenues for the six months ended June 30 climbed to $242,681,000 compared to $229,221,000 for the first six months of 2003.

Pretax earnings for the quarter were negatively impacted by $955,000 of start-up costs for NHC Place at Cool Springs, our new facility located in Franklin, Tennessee, and by increased workers compensation costs of $1,491,000 based on actuary reports for workers compensation insurance. Earnings for the quarter were increased by the collection of management fees of $1,070,000, which had been doubtful of collection in prior years. Were it not for these events, pretax and after-tax earnings for the quarter would have increased approximately 20% over the prior year.

NHC provides services to 74 long-term health care centers with 9,208 beds. NHC also operates 32 homecare programs, seven independent living centers and assisted living centers at 6 locations. NHC's other services include managed care specialty medical units, Alzheimer's units and a rehabilitation services company. In order to understand in all material respects the financial condition, results of operations and cash flows of NHC, the investor must review our most recent Form 10-Q quarterly report, Form 10-K annual report and press releases which are available on our web site at www.NHCcare.com.

Statements in this press release that are not historical facts are forward-looking statements. NHC cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance. All forward-looking statements represent NHC's best judgment as of the date of this release.

-more-

NHC reports second quarter earnings

Condensed Statements of Income
(in thousands except share and per	Three Months Ended	Six Months Ended June
	2004	2003	2004	2003
Revenues:
Net patient revenues	$107,262	$104,682	$213,960	$205,846
Other revenues	15,475	11,334	28,721	23,375
Net revenues	$122,737	$116,016	$242,681	$229,221

Costs and Expenses:
Salaries, wages and benefits	$66,053	$62,496	$132,042	$123,898
Other operating	34,552	31,707	68,027	63,805
Rent	10,429	10,418	20,918	20,799
Depreciation and	3,380	3,053	6,444	6,108
Interest	290	556	543	1,120
Total costs and	$114,704	$108,230	$227,974	$215,730

Income Before Income Taxes	8,033	7,786	14,707	13,491
Income Tax Provisions	(3,249)	(3,114)	(5,970)	(5,396)
Net Income	$4,784		$4,672	$8,737		$8,095

Earnings Per Share:
Basic	$.41		$.40	$.75		$.70
Diluted	$.38		$.39	$.71		$.67

Weighted average common shares
Basic	11,671,78		11,596,5	11,667,79		11,596,2
Diluted	12,430,39		12,070,0	12,275,86		12,064,0

Common dividends declared	$.125	$	---	$.25	$	---

Balance Sheet Data	June 30		Decemb
(in thousands)	2004		2003
Cash and marketable securities	$105,848		$93, 938
Current assets	230,020		204,796
Total assets	369,712		352,393
Current liabilities	142,637		131,809
Long-term obligations	35,909		37,859
Deferred lease credits	5,851		6,245
Deferred income	26,655		24,641
Stockholders' capital	157,807		151,027